Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended
	December 31,
	2010 Pro
	Forma(1)	2010	2009	2008	2007	2006
	(millions except ratios)
Income before income taxes, equity in net income of associates and noncontrolling interest	$626	$587	$522	$399	$554	$514
Add back fixed charges:
Total fixed charges	166	205	220	150	106	66
Dividends from associates	5	5	12	9	6	5
Less:
Capitalized interest	(1)	(1)	—	(1)	(2)	—

Income as adjusted	$796	$796	$754	$557	$664	$585

Fixed charges
Interest expense	$127	$166	$174	$105	$66	$38
Portions of rents representative of interest factor	39	39	46	45	40	28

Total fixed charges	$166	$205	$220	$150	$106	$66

Ratio of earnings to fixed charges	4.8	3.9	3.4	3.7	6.3	8.9

(1)	Pro forma ratio of earnings to fixed charges is calculated as if the $500m March 2009 12.875% senior notes due 2016 and drawings under our Revolving Credit Facility were replaced for the year ended December 31, 2010 with proceeds from the March 2011 4.175% Notes due 2016 and March 2011 5.750% Notes due 2021.
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year ended
	December 31,
	2010 Pro					2010 Pro
	Forma(1)	2009	2008	2007	2006	Forma(1)
	(millions except ratios)
Income before income taxes, equity in net income of associates and noncontrolling interest	$626	$587	$522	$399	$554	$514
Add back fixed charges:
Total fixed charges	166	205	220	150	106	66
Dividends from associates	5	5	12	9	6	5
Less:
Capitalized interest	(1)	(1)	—	(1)	(2)	—

Income as adjusted	$796	$796	$754	$557	$664	$585

Fixed charges
Interest expense	$127	$166	$174	$105	$66	$38
Portions of rents representative of interest factor	39	39	46	45	40	28

Total fixed charges	$166	$205	$220	$150	$106	$66
Preferred stock dividends	—	—	—	—	—	—

Total fixed charges and preferred stock dividends	$166	$205	$220	$150	$106	$66

Ratio of earnings to fixed charges	4.8	3.9	3.4	3.7	6.3	8.9

(1)	Pro forma ratio of earnings to fixed charges is calculated as if the $500m March 2009 12.875% senior notes due 2016 and drawings under our Revolving Credit Facility were replaced for the year ended December 31, 2010 with proceeds from the March 2011 4.175% Notes due 2016 and March 2011 5.750% Notes due 2021.